Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made by and between Public Policy Holding Company, Inc. (“PubCo” or “Company”) and Roel Smits (the “Executive”). The Company and the Executive are hereinafter also referred to individually as “Party” and together as “Parties.” This Agreement is dated February 25, 2022 (“Execution Date”). The Agreement will become effective upon the Execution Date, and is contingent upon the signed acceptance of offer of employment with Company scheduled to begin on or before May 1, 2022 (the “Effective Date”).
W I T N E S S E T H:
WHEREAS, the Company desires to employ the Executive as Deputy Chief Financial Officer of the Company; and
WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.
NOW, THEREFORE, in consideration of the promises, and of the mutual covenants and agreements hereinafter contained, the Company and the Executive agree as follows:
1.    Term. The Executive’s employment under this Agreement commenced on the
Effective Date and shall continue until terminated pursuant to Section 7 below. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Term”.
2.    Title. During the Term, the Executive shall serve as Deputy Chief Financial Officer of the Company.
3.    Reporting. During the Term, the Executive shall report to Chief Executive Officer of the Company.
4.    Duties.
(a)    During the Term, the Executive shall have the duties and responsibilities customarily associated with the position of Deputy Chief Financial Officer of a company the general size and nature as the Company, and such other duties and responsibilities as are consistent with the Executive’s position that may be assigned to the Executive from time to time by the Chief Executive Officer. During the Term, at the request of the Board of Directors of PubCo (“Board”), the Executive may also serve as an officer or director of and shall perform certain services for subsidiaries or Affiliates of the Company, in each case without any additional compensation.
(b)    The Executive shall not acquire or hold more than two (2) percent of any class of publicly-traded securities of any business, except that the Executive may have a passive investment in any such company to the extent that the Executive shall provide all required disclosure according to applicable Company policies including but not limited to the Company’s Personal Trading Policy and Conflicts of Interest Policy applicable to all employees.
5.    Location. During the Term, the Executive shall be based in the Company’s offices in New York, NY. However, the Executive acknowledges that in order to effectively perform his or her duties, he or she may be required to travel to such other places by such means and on such occasions as the Company may require.
6.    Compensation and Benefits.
(a)    Base Salary. Effective as of the Effective Date, the Executive shall receive an annual base salary of US $425,000. The Executive’s base salary shall be payable in accordance with the Company’s normal payroll practices. Such base salary shall be subject to periodic review, and may be increased but not decreased from time to time at the sole discretion of the Board or its delegate. The annual base salary payable to Executive under this Section 6, as the same may be increased from time to time, shall hereinafter be referred to as the “Base Salary.”
(b)    Bonus. The Executive shall be eligible to receive an annual cash bonus in accordance with the terms of the Company’s annual bonus program, as such program may be amended, suspended or terminated from time to time, subject to and based on the attainment by Executive and/or the Company of applicable performance targets to be set by the Board or its delegate. The Executive shall be eligible for an annual target bonus opportunity to be determined by the Board or its delegate. Actual bonus payout may be more or less than target, based on Company and individual performance during the performance-measurement period. In order to receive any such bonus, the Executive must be actively employed by the Company on the date on which such bonus is scheduled to be paid to the Executive, except as otherwise provided herein or under the terms of the bonus program.
(c)    Equity-Based Awards Under The Omnibus Plan. The Executive shall be eligible to receive equity-based awards from time to time in accordance with the terms of the Public Policy Holding Company, Inc. 2021 Omnibus Incentive Plan, as amended, suspended, terminated, or superseded by a successor plan from time to time (“Omnibus Plan”), subject to and based on the attainment by Executive and/or the Company of applicable performance targets to be set by the Board or its delegate.
(d)    Vacation. During the Term, the Executive shall be entitled to fifteen (15) days of paid vacation annually, exclusive of United States legal holidays, during a calendar year (prorated for a partial year of employment during a calendar year), provided that the scheduling of the Executive’s vacation does not interfere with the Company’s normal business operations. Unused vacation days shall not be cashed out at termination of employment.
(e)    Benefits. During the Term, and provided that the Executive satisfies, and continues to satisfy, any individual plan eligibility requirements, the Executive shall be eligible to participate in, and receive benefits under, benefit programs maintained by the Company for its senior executives on terms and conditions set forth in such plans (as may be amended, modified or terminated from time to time).
(f)    Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable and properly documented expenses incurred or paid by the Executive in connection with the performance of his or her duties hereunder; provided that the Executive submits a request for such expense reimbursement together with such supporting documentation as the Company may require within thirty (30) days after such expenses are incurred and the Company shall reimburse all properly documented expenses no later than thirty (30) days after submission of such request for reimbursement and in any event no later than March 15th of the calendar year following the year in which such expenses were incurred.
(g)    Withholdings. All payments made under this Agreement shall be subject to any and all federal, state, local and foreign taxes and other withholdings to the extent required by applicable law. The Company shall have the power to withhold, or require the Executive to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy the statutory minimum amount of all federal, state, local and foreign withholding tax requirements with respect to any payment of cash, or issuance, delivery or vesting of any other property hereunder to the Executive or any third party.
7.    Separation from Service.
(a)    Due to Death. The Executive’s employment with the Company shall automatically terminate immediately upon his or her death.
(b)    Due to Disability. If the Executive incurs a “Disability” (as defined below) during the Term, then the Board, in its sole discretion, shall be entitled to terminate the Executive’s employment upon written notice to the Executive. For purposes of this Agreement, “Disability” means that the Executive, as a result of illness or incapacity, is unable to perform substantially his or her required duties for a period of four (4) consecutive months or for any aggregate period of six (6) months in any twelve (12) month period. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice and shall be effective on the tenth (10th) business day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of his or her duties before such tenth (10th) business day.
(c)    By the Company (With or Without Cause). During the Term, the Company shall be entitled to terminate the Executive’s employment with or without “Cause” by providing written notice to the Executive. For purposes of this Agreement, the Executive shall be deemed terminated for “Cause” if the Company terminates the Executive’s employment in writing after the Executive’s: (i) willful misconduct or gross negligence in the performance of the Executive’s duties to the Company; (ii) willful and repeated failure to follow the lawful directives of the Board or Chief Executive Officer of Public Policy Holding Company (“CEO”) which are consistent with his or her role as Deputy Chief Financial Officer; (iii) indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime resulting in reputational or financial harm to the Company; (iv) performance of any act of theft, embezzlement, fraud, or misappropriation of Company property; (v) use of illegal drugs, or abuse of alcohol that materially impairs the Executive’s ability to perform the Executive’s duties to the Company; (vi) material breach of any fiduciary duty owed to the Company (including, without limitation, the duty of care and the duty of loyalty); (vii) material breach of the Agreement or any other agreement between the Executive and the Company; (viii) material violation of the Company’s code of conduct or other written policy; or (ix) prohibition from serving in the lobbying industry or serving as an officer of the Company. Prior to the Company’s termination of the Agreement for Cause under clauses (i), (ii), (v), (vi), (vii), or (viii) (if under circumstances susceptible to cure, the Board will provide the Executive with written notice detailing the specific actions or inactions giving rise to Cause and a period of fifteen (15) days following the Executive’s receipt of such notice to cure such actions or inactions in all material respects; provided that the foregoing cure right will not apply if there are habitual actions or inactions giving rise to the Executive’s termination for Cause. For purposes of determining Cause, no act or failure to act by the Executive shall be considered “willful” unless it is done or omitted to be done by the Executive in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company. Any voluntary termination by the Executive in anticipation of a termination for Cause under this Section 7(c) shall be deemed a termination for Cause.
(d)    By the Executive.
(i)    Without Good Reason. During the Term, the Executive shall be entitled to terminate his or her employment with the Company without Good Reason by providing the Company written notice of such decision. The Company shall only be required to compensate the Executive through the effective date of the Executive’s separation from service, except as otherwise provided in Section 8.
(ii)    With Good Reason Following Change in Control. During the Term, the Executive shall be entitled to terminate his or her employment with the Company with Good Reason following a Change in Control, by providing the Company with advance written notice of such decision as set forth in Section 7(d)(iii).
(iii)    The Executive shall have “Good Reason” to terminate his or her employment with the Company upon the occurrence of one or more of the following events without the Executive’s written consent within twelve (12) months following consummation of a Change in Control: (i) a material diminution in the Executive’s authority, duties, or responsibilities (including reporting responsibilities) as Deputy Chief Financial Officer of the Company; (ii) the relocation of the Executive’s principal place of employment to a location that is not within commuting distance of New York, NY; (iii) a material breach by the Company of any written agreement between the Executive and the Company; or (iv) a material diminution of the Executive’s Base Salary or target bonus opportunity (if applicable). Prior to any termination for Good Reason, the Executive must provide written notice to the Company within thirty (30) days following the date of the first occurrence of an alleged Good Reason event, setting forth in reasonable detail the conduct alleged to be a basis for a termination for Good Reason. The Executive will not have the right to terminate his or her employment for Good Reason if, within the thirty (30) day period following delivery of the Executive’s written notice, the Company cures, in all material respects, the conduct alleged to be a basis for a termination for Good Reason. If the Company does not cure alleged conduct within the prescribed thirty (30) day period, the Executive must actually terminate his or her employment within thirty (30) day period immediately following the expiration of the Company’s cure period; otherwise, any claim of such circumstances as constituting “Good Reason” will be deemed irrevocably waived by the Executive.
(iv)    “Change in Control” shall mean the first to occur of the following events after the Effective Date: (i) the sale, transfer or other disposition of all or substantially all of the assets of PubCo to one or more Persons that are not, immediately prior to such sale, transfer or other disposition, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with, PubCo (an “Affiliate”); (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than PubCo or any Affiliate, or any employee benefit plan sponsored or maintained by PubCo (or its Affiliates)) becomes the beneficial owner, directly or indirectly, of more than 50% or more of the voting power of the common stock of PubCo; (iii) the merger or consolidation of PubCo, as a result of which Persons who were stockholders of PubCo immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, a majority of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company; (iv) the liquidation or dissolution of PubCo other than a liquidation or dissolution for the purposes of effecting a corporate restructuring or reorganization as a result of which Persons who were stockholders of PubCo immediately prior to such liquidation or dissolution continue to own immediately thereafter, directly or indirectly, a majority of the combined voting power entitled to vote generally in the election of directors of the entity that owns, directly or indirectly, substantially all of the assets of PubCo following such transaction; or (v) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of such appointment or election.
8.    Compensation Upon Separation from Service.
(a)    By Reason of Death or Disability. If the Executive incurs a separation from service with the Company by reason of the Executive’s death or Disability pursuant to Section 7(a) or 7(b) above, then the Company shall pay to the Executive (or the Executive’s estate, as appropriate) (i) the Executive’s then current Base Salary earned through the termination date, (ii) employee benefits in accordance with terms of the applicable plan documents, and (iii) any earned and unpaid cash bonuses for any previously completed bonus years (clauses (i) through (iii) collectively, the “Accrued Obligations”), within thirty (30) days after the date of separation from service. Thereafter, the Company shall have no further obligations to the Executive.
(b)    By the Company for Cause. If the Executive incurs a separation from service as a result of termination of employment by the Company for Cause pursuant to Section 7(c) above, then the Company shall pay to the Executive the Accrued Obligations within thirty (30) days after the date of the Executive’s separation from service due to Cause. Thereafter, the Company shall have no further obligations to the Executive.

(c)    By the Company without Cause (Non-Change in Control). If the Executive incurs a separation from service as a result of termination of employment by the Company without Cause (other than within 12 months following a Change in Control), then the Company shall pay or provide to the Executive, subject to Section 8(f):
(i)    the Accrued Obligations, within thirty (30) days after the date of such separation from service;
(ii)    an amount equal to 12 months of the Executive’s Base Salary, payable in equal installments for 12 months following such separation from service. All amounts owing under this clause (c)(ii) shall be payable in accordance with the Company’s normal payroll practices; and
(iii)    an amount equal to 100% of Executive’s most recently paid annual bonus, payable within 2-1/2 months following the fiscal year in which such separation of service occurs.
(d)    By the Company without Cause (Change in Control) or by the Executive for Good Reason (Change in Control). If the Executive incurs a separation from service as a result of termination of employment by the Company without Cause (within 12 months following a Change in Control) or incurs a separation from service for Good Reason (within 12 months following a Change in Control), then the Company shall pay or provide to the Executive, subject to Section 8(f):
(i)    the Accrued Obligations, within thirty (30) days after the date of such separation from service;
(ii)    an amount equal to 12 months of the Executive’s Base Salary, payable in equal installments for 12 months following such separation from service. All amounts owing under this clause (d)(ii) shall be payable in accordance with the Company’s normal payroll practices;
(iii)    an amount equal to 100% of Executive’s most recently paid annual bonus, payable within 2-1/2 months following the fiscal year in which such separation of service occurs; and
(iv)    full vesting of any outstanding awards issued to the Executive under the Omnibus Plan which are not otherwise vested.
(e)    By the Executive Without Good Reason. If the Executive voluntarily separates from service with the Company without Good Reason, then the Company shall pay to the Executive the Accrued Obligations within thirty (30) days of his or her separation from service. Thereafter, the Company shall have no further obligations to the Executive.

(f)    General Release and Other Requirements.
(i)    Notwithstanding any other provision of this Agreement to the contrary, as a condition to receiving any payments (other than the Accrued Obligations) or the accelerated vesting that may be made or due pursuant to this Section 8, the Executive (or the executor or administrator of his or her estate in the event of Executive’s death) must execute and not revoke a general release agreement substantially in the form provided by the Company, within sixty (60) days after the Executive’s separation from service with the Company, and must comply with the Executive’s obligations under this Agreement. Notwithstanding anything else in this Section 8, except as otherwise required by Section 11(b) of this Agreement (which imposes a sixmonth delay for 409A-governed payments to “specified employees”) and subject to the Executive’s execution of the release agreement in accordance with this Section 8(f)(i), payment of any amounts pursuant to this Section 8 (other than the Accrued Obligations) that would otherwise be paid in the first sixty (60) days following the Executive’s separation from service shall be paid on the 75th day following such separation from service.
(ii)    Notwithstanding any other provision of this Agreement to the contrary, upon termination of the Executive’s employment for any reason, and regardless of whether the Executive continues as a consultant to the Company, unless otherwise requested by the Company in writing, the Executive shall promptly resign, as of the date of such termination of employment or such other date requested, from the Board and any committees thereof or any other governance positions with the Company or any Affiliate to the extent the Executive is then serving thereon. The form of such resignation shall be as requested by the Board, and the failure of the Executive to comply with this Section 8(f)(ii) (by not resigning from the Board and any and all committees or other governance provisions as contemplated hereby), shall constitute a material breach of this Agreement and may result in a termination for Cause (whether prospectively or retroactively) and the Executive shall not be entitled to receive or retain any severance or other payments under this Agreement (other than the Accrued Obligations).
(g)    No Mitigation. The Executive shall not have a duty to mitigate damages by seeking other employment and there shall be no offset against any amounts or entitlements due to the Executive hereunder or otherwise on account of any remuneration or benefits provided by any subsequent employment he or she may obtain.
(h)    Section 280G of the Code. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit the Executive would receive from the Company pursuant to this Agreement or otherwise (a “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this Section 8(h), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (1) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made, the reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; and (2) reduction of other benefits paid to the Executive. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards.
9.    Further Covenants.
(a)    Definitions
(i)    “Affiliate” means, with respect to a Person, any other Person controlling, controlled by, or under common control with, the first Person.
(ii)    “Company Group” means the Company and its Affiliates.
(iii)    “Confidential Information” means all Company Group information and materials no matter the form, whether in written, oral, electronic or other form, that: become known to Executive before or after the Effective Date as a consequence of Executive’s employment by the Company; are not generally known to the public; and, have or could have commercial value or utility to others in the business in which the Company Group is engaged. Confidential information includes, but is not limited to, information and materials about the Company Group’s Clients, Potential Clients, methods of operation, products, processes, prices, costs, discounts, business plans and strategies, prospective and executed contracts, trade secrets, business contacts, client lists, vendor lists, policies, procedures, techniques and know-how, and all technological, business, financial, accounting, statistical and personnel information regarding the Company Group and Clients of the Company Group, and all work performed for the Company Group’s Clients or for the Company Group on behalf of any Company Group Client. The Parties further agree and stipulate that this Confidential Information was developed by the Company Group at considerable expense, is a valuable Company Group asset and part of its goodwill, is vital to the Company Group's success, and is the sole property of the Company Group.
(iv)    “Client” means all Persons and Affiliates thereof that, during
Executive’s employment and for two years prior thereto, have purchased any services from the Company Group.
(v)    “Entity” means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative, association or other form of organization.
(vi)     “Person” means any individual, Entity, or government or other agency or political subdivision thereof, and the heirs, personal representatives, successors and assigns of such Person.
(vii)     “Potential Client” means all Persons and Affiliates thereof that,

during Executive’s employment and for two years prior thereto, have either contacted the Company Group for the purpose of seeking or purchasing the Company Group’s services, or have been contacted by the Company Group for the purpose of selling its services.
(b)    Confidential Information
(i)    Executive agrees that upon termination of Executive’s employment with the Company, for any reason, whether voluntary or involuntary, Executive will surrender to the Company every item and every document that is the Company Group's property (including keys, records, computer files and storage media, notes, memoranda, models, inventory and equipment) or that contains Confidential Information, in whatever form. All of these materials are the sole and absolute property of the Company.
(ii)    To the maximum extent permitted by applicable law, Executive agrees that, during his employment and following the termination of that employment, for any reason, whether voluntary or involuntary, the Executive will not, directly or indirectly, disclose, use, or transfer any of the Company's Confidential Information to any Person other than agents of the Company, and the Executive will not use or aid others in obtaining or using any such Confidential Information without the express written permission of the Chief Executive Officer of the Company. In addition, Executive will take all precautions to prevent the inadvertent disclosure or exposure of the Company’s Confidential Information to unauthorized Persons. Executive agrees to promptly notify the Company upon his discovery or reasonable suspicion that any Company Confidential Information are being used in an unauthorized manner or are in the possession of unauthorized parties. Executive agrees to fully cooperate with the Company to regain possession of its Confidential Information and to prevent any unauthorized use or disclosure. This confidentiality and nondisclosure provision will be in effect for the maximum period permitted by applicable law, and the Parties intend that period to be in perpetuity.
(iii)    Notwithstanding anything to the contrary in this Agreement, Executive’s continuing confidentiality obligations under the Agreement do not prohibit Executive from disclosing Confidential Information to a federal, state or local government official or to an attorney for the purpose of reporting or investigating a violation of law or in a court filing under seal. Accordingly, Executive hereby acknowledges and understands that pursuant to the Federal Trade Secrets Act of 2016, the Executive has been advised that the Executive has immunity from being held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(c)    Non-Solicit.
(i)    Executive agrees that during Executive’s employment and for a period of 24 months after termination of Executive’s employment, for any reason, whether voluntary or involuntary, Executive will not, on Executive’s own behalf or as a partner, officer, director, employee, agent, or consultant of any other Person, directly or indirectly solicit or induce (or attempt to solicit or induce) any of the Company Group’s Clients or Potential Clients to stop conducting business with the Company Group, to reduce the level of business with the Company Group, or to conduct business with any other Person, business, or entity in lieu of the Company Group. This non-solicitation provision includes Executive’s activities on online social or professional networking accounts and services. The Clients and Potential Clients covered by this paragraph are limited to those with whom Executive worked, communicated, serviced, solicited, or about whom Executive received information in connection with Executive’s employment with the Company Group over the two-year period preceding Executive’s separation of employment with the Company Group.
(ii)    Executive agrees that during Executive’s employment and for a period of 24 months after termination of that employment, for any reason, whether voluntary or involuntary, Executive will not, on Executive’s own behalf or as a partner, officer, director, employee, agent, or consultant of any other Person, directly or indirectly, contact, solicit or induce (or attempt to solicit or induce) any employee of the Company to leave their employment with the Company or consider employment with any other Person. This non-solicitation provision includes Executive’s activities on online social or professional networking accounts and services. The employees covered by this paragraph are limited to those with whom Executive worked, communicated, interacted, or about whom Executive received information in connection with Executive’s employment with the Company over the two-year period preceding Executive’s separation of employment with the Company.
(d)    Reserved.
(e)    Tolling. It is specifically agreed that the periods of time stated in Sections 9(b), 9(c) and 9(d) during which the agreements and covenants made by Executive shall be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Agreement, whether or not such violation is known by the Company.
(f)    Enforcement. It is the intention of the Parties that the covenants, provisions and agreements contained in this Section 9 shall be enforceable to the fullest extent allowed by law. If any such covenant, provision, or agreement is found by a court having jurisdiction to be unreasonable in duration, geographic scope or character of restrictions, such covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, geographic scope or character of restrictions of such covenant, provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant, provision or agreement reasonable, and such covenant, provision or agreement shall be enforced as modified. If the court having jurisdiction will not revise the covenant, provision or agreement, the Parties shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable. The Parties agree that if a court having jurisdiction determines, despite the express intent of the Parties, that any portion of the covenants, provisions or agreements contained herein are not enforceable, the remaining covenants, provisions and agreements herein shall be valid and enforceable. Moreover, to the extent that any provision is declared unenforceable, the Company Group shall have any and all rights under applicable statutes, civil law or common law to enforce its rights with respect to any and all Confidential Information (and trade secrets) or unfair competition by Executive.
(g)    Forfeiture and Clawback. Notwithstanding any contrary provision of this Agreement, the Omnibus Plan or any award issued thereunder, if the Executive violates any provision of this Section 9, any outstanding awards held by the Executive under the Omnibus Plan, whether vested or not, shall be forfeited, and no further bonuses shall be payable under Section 6(b). Moreover, the Company shall have the right to clawback from the Executive any amounts previously received by the Executive under or with respect to Omnibus Plan awards or as bonuses under Section 6(b) on or after the date of such violation of this Section 9. The forfeiture and clawback rights under this paragraph shall be in addition to, and not in derogation of, any other rights or remedies available to the Company resulting from the Executive’s violation of this Section 9, including but not limited to the forfeiture and clawback provisions of Section 6A.
10.    Mandatory Arbitration. This provision for mandatory arbitration (the “Mandatory Arbitration Provision”) shall be the required and exclusive process for resolution of any and all “Covered Disputes” as defined below, involving the Company and the Executive.
(a)    Construction. This Mandatory Arbitration Provision shall be broadly construed to the maximum extent permitted by law and shall apply to any and all existing or future claims, disputes or controversies between the Company and the Executive, regardless of the subject matter, source or basis, whether statutory, common law or otherwise, of the dispute or controversy. The Company and the Executive unconditionally and irrevocably agree that any claim, dispute or controversy regarding or relating to any matter whatsoever, including without limitation the employment and separation from employment of the Executive, must be submitted to arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, except as may be modified herein. By way of example only, disputes or controversies that are subject to this agreement for mandatory arbitration include claims under federal, state, and local statutory or common law, such as claims for discrimination, retaliation and/or harassment under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the Age Discrimination in Employment Act; claims for discrimination, retaliation and/or harassment under applicable state or local law; claims under the Employee Retirement Income Security Act; claims under the Family and Medical Leave Act; claims under the Fair Labor Standards Act; claims under contract or tort law; claims for wages, compensation or benefits; and claims for trade secret violations, unlawful competition or breach of fiduciary duty. Claims for workers’ compensation or unemployment compensation benefits and claims that are expressly excluded from binding arbitration agreements as a matter of law are not subject to this agreement for mandatory arbitration. Claims, disputes or controversies included within this provision for mandatory arbitration may sometimes hereinafter be referred to as “Covered Disputes.” Covered Disputes shall be broadly interpreted and applied to the maximum extent permitted by law.

(b)    Injunctive Relief Under Certain Circumstances. Notwithstanding the above Section 10(a), if the legal action involves an alleged breach of an obligation under Section 9 of this Agreement (Further Covenants) by the Executive, the Company may seek injunctive relief in any state or federal court of competent jurisdiction in the State of Delaware. Such action for injunctive relief’s shall be resolved by a judge alone, and both parties waive the right to a jury.
(c)    Scope of Agreement to Arbitrate. The Parties also agree to submit claims to the arbitrator regarding issues of arbitrability, the validity, scope and enforceability of this Agreement, his or her jurisdiction, as well as any gateway, threshold, or any other challenges to this Agreement, including claims that this Agreement is unconscionable. Any such claims shall be included within the term “Covered Disputes.” The purpose of this provision is to avoid and prevent any judicial intervention in the arbitration process as provided herein for resolving Covered Disputes between the Company and the Executive.
(d)    No Class Actions. Covered Disputes must be arbitrated only on an individual basis. If there are Covered Disputes between the Company and different Persons employed by the Company or more than one such Person, those Covered Disputes, even if arising out of the same or related circumstances, must be arbitrated in separate, individual proceedings. The Company and the Executive irrevocably and unconditionally waive any right to initiate or be a party to any class, consolidated group, collective, or representative proceeding in arbitration or any other forum.
(e)    Company Liability. To the maximum extent permitted by law, this Mandatory Arbitration Provision shall also apply to any and all Covered Disputes between the Executive and Company employees in any context that involves the Company and for which the Company may have any potential liability or responsibility.
(f)    Arbitration Location. Any arbitration under this section shall be conducted at the locale of the Company’s office to which the Executive is principally assigned, unless applicable law requires the arbitration to be held in another jurisdiction. Any such arbitration will be decided in accordance with and determined by the laws of the State of Delaware with regard to the substance of the dispute or controversy to the maximum extent allowed by applicable law and/or applicable federal law. Executive specifically agrees that the Company may seek specific performance of this agreement for mandatory arbitration, as well as other injunctive relief, from the state or federal courts in the State of Delaware, or the state or federal courts in the jurisdiction in which he or she resides and/or performs services for the Company.
(g)    Confidentiality. Any arbitration under this section shall be strictly confidential, and nothing about the arbitration proceeding or any information or documents produced in the arbitration proceeding or made a part of the record therein shall be made public or disclosed to anyone other than the arbitrator(s), the parties, counsel and witnesses, all of whom shall be bound by this requirement of confidentiality.
(h)    Discovery. Discovery in any arbitration under this section shall be conducted in accordance with the Federal Rules of Civil Procedure, except as modified herein.

There shall be no requests for admission and all other written discovery shall be limited in number of individual requests, including subparts, to twenty (20) in total per side. With regard to depositions, each side shall be limited to three (3) depositions, each lasting no longer than seven (7) hours, unless agreed otherwise by the Parties. The admissibility of evidence at the arbitration hearing shall be governed by the Federal Rules of Evidence.
(i)    Arbitrators’ Decision; Costs. The arbitrator(s) shall not have the authority to award punitive damages, costs or attorneys’ fees to either Party except as expressly allowed by the applicable law. The decision of the arbitrator(s) shall be in writing and shall contain the findings of fact and conclusions of law on which the decision is based. The administrative costs of the arbitration (filing fees, cost for the arbitration site, hearing fees, arbitrator’s fee) shall be divided equally between the parties. In the event that the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, any express statutory provisions, or controlling case law conflicts with this allocation and requires the payment of administrative costs of arbitration by the Company, the administration costs of arbitration will be paid by the Company. The fees and expenses of any witness shall be paid by the Party requiring the presence of such witness. Each Party shall bear its own costs and expenses in all other respects.
(j)    Finality; Enforcement. The resolution of any Covered Dispute achieved through arbitration pursuant to this section shall be final and binding on all Parties in accordance with the Federal Arbitration Act and shall be enforceable by a court of competent jurisdiction.
(k)    No Jury Trial. If for any reason the requirement of mandatory arbitration as set forth in this section is not applicable or enforceable, then no Party shall be entitled to a trial by jury as to any matter or issue arising out of or relating in any way to any Covered Dispute.
11.    Section 409A.
(a)    Section 409A. This Agreement shall be construed to be in compliance with or exempt from Section 409A. For purposes of this Agreement, the term “separation from service” has the meaning set forth in Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A relating to “separation from service.” To the extent that any reimbursements under this Agreement are taxable to the Executive, any such reimbursement payment due to the Executive shall be paid to the Executive as promptly as practicable, and in all events on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year. For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.

(b)    Six Month Wait. Notwithstanding anything else to the contrary in this Agreement, if (i) the Executive is entitled to receive payments or benefits under this Agreement by reason of his or her separation from service other than as a result of his or her death, (ii) the Executive is a “specified employee” (within the meaning of Section 409A) of a company, the stock of which is publicly traded, for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of the Executive’s employment with the Company, then such payment or benefit required under this Agreement shall not commence until the day immediately following the six-month anniversary of the termination of the Executive’s employment.
12.    Notices. All notices, requests, demands and other communications provided for in this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified United States mail, as appropriate, postage-prepaid, return receipt requested, or an equivalent governmental mail service, to the following addresses:
If to the Company:
Public Policy Holding Company, Inc.
ATTN: Chief Executive Officer
800 N Capitol Street NW
Suite 800
Washington, DC 20002
If to the Executive:
to the address of the Executive’s primary residence (as reflected on the records of the Company)
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice pursuant to this Section 12 shall be effective on the date of delivery in person or by courier, or three (3) days after the date mailed.
13.    Severability. In the event that any of the provisions of this Agreement, or the application of any such provisions to the Executive or the Company with respect to obligations hereunder, is held to be unlawful or unenforceable by any court or arbitrator, the remaining portions of this Agreement will remain in full force and effect and will not be invalidated or impaired in any manner.
14.    Waiver. No waiver by any party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

15.    Entire Agreement. Except as provided in the following sentence, this Agreement contains the entire agreement between the Executive and the Company with respect to the subject matter of this Agreement, and supersedes any and all prior agreements and understandings, oral or written, between the Executive and the Company with respect to the subject matter of this Agreement, for periods on and after the Effective Date. Notwithstanding the foregoing, agreements relating to the subject matter hereof covering time periods before the Effective Date shall remain in place in accordance with their terms for pre-Effective Date time periods.
16.    Amendments. This Agreement may be amended only by an agreement in writing signed by the Executive and an authorized representative of the Company (other than the Executive), and in the case of sections 6A and 9, an authorized representative of PubCo.
17.    Successors and Assigns. Because the Executive’s obligations under this Agreement are personal in nature, the Executive’s obligations may only be performed by the Executive and may not be assigned by the Executive. This Agreement is binding upon the Executive’s successors, heirs, executors, administrators and other legal representatives, and shall inure to the benefit of the Company and its subsidiaries, successors and assigns. The Company may assign its rights and obligations under this Agreement without prior written approval of the Executive upon the transfer of all or substantially all of the business and/or assets of the Company (by whatever means).
18.    Consultation with Counsel. The Executive acknowledges that the Executive has had a full and complete opportunity to consult with counsel of the Executive’s own choosing concerning the terms, enforceability and implications of this Agreement.
19.    No Other Representations. The Executive acknowledges that the Company has made no representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.
20.    Headings. The titles and headings of sections and subsections contained in this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
21.    Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one agreement.
22.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles.
23.    No Construction against Drafter. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

24.    Further Assurances. The Parties hereby agree, at the request of any other party, to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.
25.    Survival. The rights and obligations of the parties under the provisions of this Agreement that relate to periods of time after the Executive’s termination of employment shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Public Policy Holding Company, Inc.

By:	/s/ G. Stewart Hall
Name: G. Stewart Hall
Title: Chief Executive Officer, PPHC

EXECUTIVE

/s/ Roel Smits
Roel Smits